Exhibit 10.1

02/07/2025

Dear Jenni,

Welcome to Roivant Sciences, Inc. (Roivant), where we build and launch healthcare companies in biotechnology and life sciences. Roivant is focused on value creation, and our people are our most valuable asset. We believe that you will make significant contributions to Roivant’s growth and success, and are excited to extend this employment offer based on the terms outlined below.

Here are the details of your offer:

Position:	Chief Accounting Officer

Reporting To:	Richard Pulik, Chief Financial Officer Accounting

Department:	Accounting

Target Start Date:	02/20/2025

Roivant Work
Assignment:	Hybrid - New York Office

Annual Salary:	$380,000

Sign-on Bonus:	$261,500

Target Annual Cash Bonus:	$190,000 (50%)

Target Annual Total Compensation:	$570,000

Onboarding Equity Grant:
You will be eligible for a grant of a number of restricted stock units relating to common shares of our parent company, Roivant Sciences Ltd. (“RSL”) (Nasdaq: ROIV) (the “RSU Grant”), that will have an aggregate estimated cash value as of the grant date of approximately $1,200,000. The actual number of restricted stock units to be granted to you will be determined as of the grant date by dividing the foregoing aggregate estimated cash value by the fair market value per common share of RSL as of the grant date, as determined by RSL and calculated by reference to the public trading price of RSL’s common stock prior to the grant date (using either a spot or average trading price, as determined by RSL).

Roivant Sciences, Inc.• 151 W. 42nd Street, 15th Floor, New York, NY 10036

You will be eligible for a grant of a number of options to purchase common shares in RSL (“Grant Option” and together with the RSU Grant, the “Onboarding Equity Grant”), that will have an aggregate estimated “Black- Scholes” value as of the grant date of approximately $800.000. The actual number of options to be granted to you will be determined as of the grant date by dividing the foregoing aggregate estimated cash value by the most recent value of a single option of Roivant Sciences Ltd., in effect as of the grant date, as calculated by RSL using a “Black-Scholes” valuation methodology (which includes various assumptions).

The Onboarding Equity Grant is subject to the approval of the Board of Directors of RSL (the “Board”) and will be subject in all respects to the terms and conditions of the Roivant Sciences Ltd. 2021 Equity Incentive Plan and the applicable grant documents (which will control in the event of any conflicts with this offer letter), as further described on the following pages.

You will be eligible to receive additional annual equity grants in the future, subject to an assessment, at the Company and the Board’s sole discretion, of your performance as we// as general business conditions at the Company.

Benefits:
Our benefits include medical, dental, vision, life and disability insurance, and a 40l(k) program with a company match. Rather than a fixed number of days for vacation, we offer a flexible time-off policy that empowers employees to take paid time-off as needed to recharge and be as productive as possible, after discussion with their manager - in turn, employees are held accountable for results, not face-time.

The next few pages cover additional terms of your offer and should be read in combination with the details above. I am also including a copy of Roivant’s Core Principles, which are essential to how we operate. Don’t hesitate to contact me with any questions. Otherwise, please confirm your acceptance by 02/10/2025.

We are very excited for you to join the team and look forward to driving Roivant’s continued success together!

Roivant Sciences, Inc.• 151 W. 42nd Street, 15th Floor, New York, NY 10036

Best,

/s/ Eric Venker
Eric Venker
Chief Operating Officer, Roivant Sciences, Inc.

Agreed and Accepted:

By:	/s/ Jennifer Humes	Date:	2/7/2025
Jennifer Humes

More Terms of your Offer

Our offer is contingent on you signing a Non-Disclosure, Invention Assignment and Restrictive Covenant Agreement and a Mutual Arbitration Agreement, satisfactorily completing your background check, and submitting valid proof of your identity and your legal authorization to work in the United States. Your continued employment is subject to compliance with applicable company policies.

Target Annual Bonus: The target annual bonus is a discretionary component of your offer. The bonus is at the sole discretion of Roivant and Roivant’s assessment of your performance and general business conditions. If your performance assessment is done for a period covering less than a full fiscal year, this bonus would be pro-rated for your period of employment. Roivant’s fiscal year is Aprill to March 31. Your bonus is payable after the end of the fiscal year (March 3l51) and within thirty (30) days (by April 30th). You must be employed at Roivant at the time the bonus is paid to be eligible to receive the bonus.

Other Terms: Your salary may be reviewed annually. Your employment is classified as exempt from overtime and is on an at-will basis. You or Roivant may terminate your employment for any reason or no reason and at any time. If you choose to do so, Roivant requests that you resign providing thirty (30) days’ notice.

Sign-on Bonus: The one-time sign-on bonus is payable, less all required tax withholdings and other applicable deductions, within thirty (30) days following your start date (the “Payment Date”). In the event that your employment with Roivant or any of its affiliates terminates for any reason, whether terminated by the Company or by you, at any time on or prior to the second anniversary of the Payment Date, you will be required to repay to the Company unless otherwise agreed by the Company in writing and in its sole discretion, 100% of the gross amount of the sign-on bonus. You will be required to repay the Company via personal check no later than ten (10) days following your termination date. Please note that you may be liable for any collection costs incurred by the Company should you not repay pursuant to the foregoing terms.

Roivant Sciences, Inc.• 151 W. 42nd Street, 15th Floor, New York, NY 10036

More Details on Your Equity Incentives
Roivant Sciences Ltd. Restricted Stock Units:

A restricted stock unit (“RSU”) reflects a right to receive a specified number of common shares of Roivant Sciences Ltd. (“RSL”), subject to the satisfaction of certain vesting conditions.

Your grant of RSUs is subject to the approval of the Board of Directors of RSL and the terms and conditions of the Roivant Sciences Ltd. 2021 Equity Incentive Plan (the “Plan”), your Restricted Stock Unit Agreement (your “RSU Agreement”), and any other documents pursuant to which your RSUs are granted (collectively, your “RSU Grant Documents”).

•
Number of RSUs: The exact number of RSUs to be granted to you will be determined as of the grant date by dividing the aggregate estimated cash value set forth on the first page of this letter by the fair market value per common share of Roivant Sciences Ltd. as of the grant date, as determined by RSL and calculated by reference to the public trading price of RSL’s common stock prior to the grant date (using either a spot or average trading price, as determined by RSL).

•	Grant Date: It is anticipated that your RSUs will be granted on the 20th day of the month (or next business day if the 20[t]h day is a weekend or holiday) commencing after your first day of work.

•
Vesting: Your RSUs will be subject to a 4-year service-period vesting condition, with 25% vesting on the first anniversary of the vesting commencement date that will be set forth in the RSU Grant Documents, and the balance of the RSUs vesting in twelve (12) equal quarterly installments thereafter, in each case subject to your continued employment through the applicable vesting date. Importantly, your RSUs will not vest and become payable unless and until the applicable vesting condition is satisfied (if at all).

The foregoing summary is subject in all respects to, and qualified in its entirety by, the terms and conditions applicable to your RSUs as set forth in the RSU Grant Documents. In the event of any conflict between this summary and the terms and conditions of the RSU Grant Documents. the terms and conditions of the RSU Grant Documents will prevail. A copy of the Plan and form of RSU Agreement is available upon request.

The estimated aggregate value of your RSUs as of the grant date that will be used to determine the number of RSUs to be granted to you is provided solely for illustrative purposes, and is not a promise to pay any value upon the vesting or settlement of your RSUs, nor is it an indication of future value. The actual value of your RSUs on the grant date or settlement date may differ from the estimated value of your RSUs reflected in this letter.

Roivant Sciences Ltd. Stock Options:

A stock option (“Stock Option”) is a right to buy a specified number of common shares of Roivant Sciences Ltd. (“RSL”) at a fixed “exercise price,” subject to the satisfaction of certain vesting conditions.

Your grant of Stock Options, is subject to the approval of the Board of Directors of RSL and the terms and conditions of the Amended and Restated Roivant Sciences Ltd. 2021 Equity Incentive Plan (the “Plan”), your Stock Option Grant Agreement (your “Option Grant Agreement”), and any other documents pursuant to which your Stock Options are granted (collectively, your “Option Grant Documents”).

Roivant Sciences, Inc.• 151 W. 42nd Street, 15th Floor, New York, NY 10036

•
Number of Options: The exact number Stock of Options to be granted to you will be determined as of the grant date by dividing the aggregate estimated cash value set forth on the first page of this letter by the most recent value of a single option of RSL, in effect as of the grant date, as determined by RSL calculated using a “Black-Scholes” valuation methodology (which includes various assumptions).

•	Exercise Price: The exercise price for your Stock Options will be equal to the fair market value of RSL’s common stock as of the grant date.

•
Grant Date: It is anticipated that your Stock Options will be granted on the 20th day of the firth full calendar month following you start date (or next business day if the 20th day is a weekend or holiday) commencing after your first day of work.

•	Vesting/Exercise: Your Stock Options will:

i.
be subject to a 4-year vesting period, with 25% vesting on the first anniversary of the vesting commencement date that will be set forth in the Option Grant Documents and the balance of the Stock Options vesting in thirty-six (36) equal monthly installments thereafter, in each case subject to your continued employment through the applicable vesting date, and

ii.	expire and cease to be exercisable on the ten (10) year anniversary of the grant date (or earlier in certain circumstances as may be described in the Option Grant Documents).

The foregoing summary is subject in all respects to and qualified in its entirety by, the terms and conditions applicable to your stock options as set forth in the Option Grant Documents. In the event of any conflict between this summary and the terms and conditions of the Option Grant Documents the terms and conditions of the Option Grant Documents will prevail. A copy of the Plan and form of Option Grant Agreement is available upon request.

The estimated aggregate value of your Stock Options on the grant date that will be used to determine the number of Stock Options you are granted is provided solely for illustrative purposes and is not a promise to pay any value upon granting, vesting or exercise of your Stock Options, nor is it an indication of future value. The Black Scholes value of your Stock Options on the grant date, vesting date, or exercise date, may differ from the estimated value of your Stock Options reflected in this letter.

Equity awards are subject to restrictions on transfer. We cannot make any guarantee as to the actual current or future value of RSL’s equity, including your RSUs.

Roivant Sciences, Inc.• 151 W. 42nd Street, 15th Floor, New York, NY 10036